Exhibit 99.1

NEWS RELEASE

350 Fifth Avenue New York, NY 10118

CENTRIC BRANDS INC. REPORTS INDUCEMENT GRANT TO NEW CHIEF OPERATING OFFICER

NEW YORK, NY – February 4, 2020 – Centric Brands Inc. (NASDAQ: CTRC), a leading lifestyle brands collective, granted to Laura Ritchey, as an inducement to accept her appointment as Chief Operating Officer  (“COO”) of the Company, 400,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock, $0.10 par value (“Common Stock”). The grants were made as an inducement award and were not granted under the Company’s 2016 Stock Incentive Compensation Plan (the “2016 Plan”), but are subject to the same terms and conditions as the 2016 Plan.

The RSUs vest in one-third increments on February 3, 2021, February 3, 2022 and February 3, 2023, subject in each case to Ms. Ritchey’s continued employment through the applicable vesting date; provided, if Ms. Ritchey’s employment is terminated by the Company without “cause” (and not due to her death or disability) or by her for “good reason” (each such term as defined in her employment agreement with the Company) then any unvested portion of the RSUs will accelerate and become fully vested on the date of termination.  Any vested RSUs will be settled through the issuance of Common Stock promptly following the applicable vesting date; provided that in the event of the termination of Ms. Ritchey’s employment without cause or for good reason, the settlement will take place on the date that is thirty (30) days following the date of termination.

In the event of a change of control (as such term is defined in the 2016 Plan), any unvested portion of the RSUs shall accelerate and become fully vested on the date of such change of control.

The award was approved by the Compensation Committee of the Board of Directors, subject to Ms. Ritchey’s commencement of employment with the Company on February 3, 2020, as an inducement material to Ms. Ritchey’s entering employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

About Centric Brands
 Centric Brands Inc. (the “Company”) is a leading lifestyle brand collective that designs, sources, markets and sells high quality products in the kids, men’s and women’s apparel, accessories, beauty and entertainment segments. The Company’s portfolio includes more than 100 iconic licensed brands, including Calvin Klein®, Tommy Hilfiger®, Nautica®, Spyder® and Under Armour®, in the kid’s category, Joe’s Jeans® Buffalo® Hervé Léger® and BCBG in the men’s and women’s apparel category, Kate Spade®, Michael Kors®, All Saints®, Frye®, Timberland®, Kenneth Cole®, and Jessica Simpson® in the accessories category, and in the entertainment category, Disney®, Marvel®, Nickelodeon and Warner Brothers®, among many others.  The Company’s owned brands include Hudson®, Robert Graham®, Swims® and Avirex®.  The Company’s products are sold primarily in North America through leading mass market retailers, specialty and department stores, and online. Centric Brands has unparalleled expertise in product design, development and sourcing, retail and digital commerce, marketing and brand building. Headquartered in New York City, with offices in Los Angeles, Greensboro, N.C., Toronto, and Montreal.  More information about Centric Brands please visit https://www.centricbrands.com.

Media Contacts

Pamela Alabaster
Chief Marketing & Communications Officer
Centric Brands
+1-646-745-3006
palabaster@centricbrands.com